KPMG LLP                                                  Telephone                                           +1 617 988 1000
99 High Street                                     Fax +1 617 507 8321
Boston, MA  02110-2374                   Internet www.us.kpmg.com

Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Equity Funds:

We consent to the use of our report dated December 24, 2009, with respect to the financial statements of the Federated Mid Cap Growth Strategies Fund, a portfolio of Federated Equity Funds, as of October 31, 2009, incorporated herein by reference and to the references to our firm under the caption “Financial Highlights” in the prospectus/proxy statement filed in form N-14.

Boston, Massachusetts
January 13, 2010

KPMG LLP is a Delaware limited liability partnership, the U.S.
member firm of KPMG International  Cooperative, a Swiss entity.